AMENDMENT TO AMENDED AND RESTATED ADMINISTRATION AGREEMENT
         BETWEEN ADVISORS' INNER CIRCLE FUND AND SEI INVESTMENTS GLOBAL
                     FUNDS SERVICES DATED NOVEMBER 12, 2002


        THIS AMENDMENT TO AMENDED AND RESTATED ADMINISTRATION AGREEMENT (this "Amendment") is entered into as of the 30th day of June, 2004 by and between The Advisors' Inner Circle Fund, a Massachusetts business trust (the "Trust"), on behalf of The Cambiar Funds, (the "Funds"), and SEI Investments Global Funds Services ("SEI GFS"), a Delaware business trust (formerly known as "SEI Investments Mutual Funds Services").

        WHEREAS, the Trust and SEI GFS entered into an Amended and Restated Administration Agreement dated as of the 12th day of November, 2002 (the "Agreement"); and

        WHEREAS, the Trust, on behalf of the Funds, and SEI GFS desire to amend the Agreement as provided herein.

        NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, the parties hereto intending to be legally bound agree as follows:

    1. AMENDMENT TO SCHEDULE TO THE AGREEMENT. The Schedule to the Agreement is hereby amended to provide in its entirety as set forth in Attachment I to this Amendment.

    2. RATIFICATION OF AGREEMENT. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement shall continue in full force and effect.

    3. COUNTERPARTS. This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Amendment may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

    4. GOVERNING LAW. This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the Commonwealth of Massachusetts, or any provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.


        IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.

ADVISORS' INNER CIRCLE FUND
ON BEHALF OF CAMBIAR FUNDS

By: /s/ William E. Zitelli
    ----------------------
Name: William E. Zitelli
      ------------------
Title: Vice President
       --------------

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By: /s/ Stephen G. Meyer
    --------------------
Name: Stephen G. Meyer
      ----------------
Title: Executive Vice President
       ------------------------

AGREED TO AND ACCEPTED BY:
CAMBIAR INVESTORS, LLC

By: /s/ Brian Barish
    ----------------
Name: Brian Barish
      ------------
Title: President
       ---------

ATTACHMENT 1

                                 CAMBIAR INVESTORS, LLC

                          CAMBIAR OPPORTUNITY PORTFOLIO
                     CAMBIAR INTERNATIONAL EQUITY PORTFOLIO
                         CAMBIAR SMALL MID CAP PORTFOLIO

                         SCHEDULE A DATED JUNE 30, 2004
              TO THE AMENDED AND RESTATED ADMINISTRATION AGREEMENT
                             DATED NOVEMBER 12, 2002
                                     BETWEEN
                           ADVISORS' INNER CIRCLE FUND
                                       AND
                      SEI INVESTMENTS GLOBAL FUNDS SERVICES

 FEES: The following fees are due and payable monthly to SEI GFS pursuant to Article 4, of the Administration Agreement:

Each Portfolio advised by Cambiar Investors, LLC or its delegate will be charged the greater of its Basis Point Fee or its Portfolio Minimum Fee, in each case calculated in the manner set forth below.

 BASIS POINT FEES:

    8 basis points for the first $500 million in assets;
    6 basis points for the next $500 million in assets;
    4.5 basis points for the next $2 billion in assets; and
    3.5 basis points for all assets greater than $3 billion

Basis Point Fees shall be calculated based on the aggregate total average daily net assets of the Portfolios administered hereunder during the period. Basis Point Fees so calculated shall be allocated to each Portfolio on a pro rata basis based on the average daily net assets of each such Portfolio during the period.

PORTFOLIO MINIMUM FEES:

The Portfolio Minimum Fees shall be $150,000, based on the two presently-existing Portfolios. The Portfolio Minimum Fees shall be increased by $75,000 for each additional Portfolio established after the date hereof (beginning on the date such Portfolio is initially funded), including the Small-Mid Cap Portfolio that is currently in registration. In addition, the Portfolio Minimum Fees shall be increased by $10,000 for each Class (not including the first Class) of any Portfolio established after the date hereof (beginning on the date such Class is initially funded, including the Classes of the Opportunity Fund and the International Fund that are currently in registration.


 The Portfolio Minimum Fees shall also be increased by an amount determined by the sum of the following amounts (in the aggregate for all Portfolios):

 $6.50 for each Investor Service or Broker Dealer call in excess of 150 calls per month;

 $12.30 for each e-mail response exceeding of 20 responses per month; and $0.75 for each VRU call exceeding of 25 VRU calls per month.

 The Portfolio Minimum Fees so calculated shall be allocated to each Portfolio on a pro rata basis based on the average daily net assets of each Portfolio during the period.

 BUYOUT PROVISIONS:

 In the event of termination of this Agreement with respect to a Portfolio in accordance with the terms of Item (c)(iii) of the "Term" provisions herein, the Adviser shall, on or before the closing date of such merger, make a one-time payment to the Administrator, in full satisfaction of the Portfolio's contractual obligations hereunder, in an amount equal to 45% of the amounts that would be payable to SEI GFS by the Portfolio hereunder if this Agreement were to remain in effect for the duration of the then-current term. In computing such amount, it shall be assumed that the Portfolio's average daily net assets will remain constant (i.e. - no additional purchases, no redemptions) for the duration of the then-current term. The amount so computed shall be subject to a maximum payment amount that shall vary in accordance with the remaining term of the contract.

Two or more years remaining term                   $300,000
One to two years remaining term                    $275,000
Less than one year remaining term                  $250,000

ADVISOR EXPENSE REPAYMENT:

Any and all out-of-pocket fees, costs, or expenses advanced by SET GFS, in its sole discretion, on behalf of the undersigned Adviser, as a result of any failure to fully satisfy and comply with any and all applicable Portfolio expense caps or expense ratio limits, shall be the responsibility of the Adviser and shall be promptly repaid to SEI ("Repayment Obligation"). Any such Repayment Obligation of the Adviser shall survive (i) the termination of this Agreement and (ii) any merger or liquidation of any subject Portfolio, unless and until the Repayment Obligation is indefeasibly paid in full.

TERM:

Pursuant to Article 6, this Agreement shall become effective on the date hereof, September 1, 2004, and shall remain in full force and effect through October 31, 2008 ("Initial Term") and thereafter shall automatically renew and continue in full force and effect, for successive terms of one (1) year each (each a "Renewal Term"), unless and until this Agreement is terminated as herein provided. This Agreement may be terminated only: (a) by either party at the end of the Initial Term, or thereafter at the end of any Renewal Term with ninety
(90) days prior written notice to the other party; (b) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this AGREEMENT by the other party, provided the terminating party has notified the other party of such material breach at least forty-five (45) days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; or (c) as to any Portfolio, with thirty (30) days prior written notice to the Administrator, effective (i) upon the full liquidation of any such Portfolio and all proceeds therefrom are distributed in cash to the shareholders of such Portfolio in complete liquidation of the interests of such shareholders in the entity, (ii) upon the complete merger of a Portfolio into another Portfolio within the AIC Trust, (iii) upon the complete merger of a Portfolio into another Portfolio within a Cambiar sponsored trust for which SEI Global Funds Services serves as administrator, (iv) upon the complete merger of a Portfolio into another Portfolio for which SEI Global Funds Services does not serve as administrator provided the "buyout provisions" described above are satisfied or (v) upon any "change of control" of the Adviser by sale, merger, reorganization or acquisition, or in the event of the sale, merger or other disposition of substantially all of the assets of the Adviser to a third party. For purposes of this paragraph, the term "liquidation" shall mean only a transaction in which the assets of the Portfolio are sold or otherwise disposed of in complete liquidation of the interests of such shareholders in the entity, and the term "change in control" shall mean any transaction that results in transfer of right, title and ownership of fifty-one percent (51 %) or more of the equity interests of the Adviser to a third party.


Additionally, this Agreement may be terminated by Cambiar without penalty at the end of the first year if SEI fails to achieve at least a 60% success rate for proper listing of the Cambiar Funds on prominent "infomediaries." Examples of infomediaries include Bloomberg, New York Times, Wall Street Journal, Barrons, etc. Success is defined as correcting any issues or providing a well-defined reason for not correcting any issues within 30 days of notification of the issue by Cambiar.


 The parties hereto, intending to be legally bound and for the mutual premises herein, accept and agree to the terms hereof.

       AGREED TO AND ACCEPTED BY:

       SEI Investments Global Funds Services

       By: /s/ Stephen G. Meyer
           --------------------
       Name: Stephen G. Meyer
             ----------------
       Title: Executive Vice President
              ------------------------

       AGREED TO AND ACCEPTED BY:

       Advisors' Inner Circle Fund
       One behalf of Cambiar Funds

       By: /s/ William E. Zitelli
          -----------------------
       Name: William E. Zitelli
             ------------------
       Title: Vice President
              --------------

       AGREED TO AND ACCEPTED BY:

       Cambiar Investors, LLC

       By: /s/ Brian Barish
           ----------------
       Name: Brian Barish
             ------------
       Title: President
              ---------